                   NuTech Digital, Inc. Revises Press Release
                        Disclosing Preliminary Unaudited
                             Third Quarter Revenues
                                      ----

In a release dated October 14, 2004, NuTech Digital, Inc. (OTCBB: NTDL) announced preliminary unaudited revenues for the quarter ending September 30, 2004. NuTech included in the third quarter revenues a royalty in the amount of $266,667 that it has now determined should not have been included due to the method of payment required by the agreement. Therefore, NuTech is issuing this correction.

Revenue for the third quarter ended September 30, 2004 will be in excess of $1.110 million. This figure represents a 15% increase over the same quarter in 2003. Year to date revenues for September 30, 2004 totals over $3.69 million. Revenues in the entire 2003 fiscal year totaled $3.74 million.

ABOUT NUTECH DIGITAL

NuTech Digital is a leader in the home entertainment arena offering original and licensed content via a worldwide network of distributors, retailers and Internet entities. The Company recently launched its Platinum Concert Series with plans to produce and distribute 12 or more concert DVDs annually featuring the biggest names in music today. The Company also enjoys a significant competitive advantage with its proprietary DRM technology which enables the secure distribution of high-resolution digital content via the Internet. NuTech's DRM platform allows its feature films, concerts, children's animated films, video games, karaoke software, Japanese animation and late night programming to be accessed via secure downloads, rented through pre-delivered DVDs, and included in online subscription services. The Company also facilitates authoring services and production to content providers in the entertainment industry. . Our Company's public financial information and filings can be viewed on our web site at http://www.nutechdigital.tv

CAUTIONARY STATEMENT

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause NuTech Digital, Inc.'s results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in NuTech Digital, Inc.'s reports filed with the Securities and Exchange Commission.

FOR INVESTOR RELATIONS:
NuTech Digital Inc.
Lee Kasper 818-994-3831, Ext. 12
lee@nutechdigital.tv

Source: NuTech Digital, Inc.